EXHIBIT 10.1

HEALTH NET, INC.

2006 EXECUTIVE OFFICER INCENTIVE PLAN

I.     PURPOSE

The purposes of the Health Net, Inc. Executive Officer Incentive Plan (the “Plan”) are to retain and motivate the Executive Officers of Health Net, Inc. (the “Company”) who have been designated by the Committee to be Participants for a Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II.     DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

1.	“Annual Base Salary” shall mean for any Executive Officer an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Executive Officer during the Performance Period but for his or her election to defer receipt thereof. Notwithstanding the previous sentence, the Committee, in its sole discretion, may provide at the time it selects an Executive Officer to be a Participant that such Participant’s Annual Base Salary shall have a different meaning, provided that the dollar amount of such Annual Base Salary is fixed at the time the applicable performance goals are established.

2.	“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissable under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

3.	“Board” shall mean the Board of Directors of the Company.

4.	“Cause” shall mean “cause” as defined in any employment agreement between an Executive Officer and the Company, or if not defined in such agreement, or if there is no agreement, “Cause” shall include, without limitation, (a) an act of dishonesty causing harm to the Company, (b) the knowing disclosure of confidential information relating to the Company’s business, (c) habitual drunkenness or narcotic drug addiction, (d) conviction of a felony, (e) willful refusal to perform or gross neglect of the duties assigned to the Participant, (f) the Participant’s willful breach of any law that, directly or indirectly, affects the Company, (g) the Participant’s material breach of his or her duties or responsibilities following a Change in Control that do not differ in any material respect from the Participant’s duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach.

5.	A “Change in Control” shall mean:

(i)	Consummated Transaction. Consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the liquidation or dissolution of the Company.

(ii)	Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent (20%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii)	Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan;

(iv)	Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

6.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

7.	“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof that consists solely of two or more members of the Board of Directors who shall qualify as “outside directors” within the meaning of Section 162(m) of the Code.

8.	“Company” shall mean Health Net, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

9.	“Common Stock” shall mean the Common Stock, $.001 par value, of the Company and any other equity security which (i) is designated by the Board to be available for awards under the Plan or (ii) becomes available for awards under the Plan by reason of a conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of shares of Common Stock.

10.	“Disability” shall mean “disability” as defined in any employment agreement between the Participant and the Company or any of its subsidiaries) or, if not defined therein or if there is no such agreement, as defined in the Company’s long-term disability plan.

11.	“Executive Officer” shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

12.	“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

13.	“Merger” shall mean any merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

14.	“Participant” shall mean an Executive Officer of the Company who is designated by the Committee to participate in the Plan for a Performance Period.

15.	“Performance Period” shall mean any period commencing on or after January 1, 2006 for which performance goals are established pursuant to Article V. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

16.	“Plan” shall mean the Health Net, Inc. Executive Officer Incentive Plan as set forth herein, as it may be amended from time to time.

III.    ADMINISTRATION

1.	General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of the Plan or any Individual Award Opportunity unless such action or inaction is attributable to his or her own willful misconduct or lack of good faith.

2.	Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 1 of this Article III:

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (A) the Participant’s termination of employment due to death, Disability, or other termination of employment with the Company (or any of its subsidiaries), with or without Cause, or (B) a Change in Control;

(c)	to determine in writing prior to the payment under any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunities have been satisfied;

(d)	to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

IV.    OTHER PLAN PARTICIPATION

Notwithstanding any provision in any other plan of incentive compensation of the Company or any of its subsidiaries, an Executive Officer who is a Participant in the Plan for any Performance Period shall not participate in any such plan during such Performance Period to the extent an award under such plan is conditioned on an award hereunder not being payable because a performance goal has not been achieved.

V.    PERFORMANCE GOALS

1.	Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division or operating unit measures: the attainment by a share of Common Stock of a specified fair market value for a specified period of time; total shareholder return over a specified period of time (which may be relative to a peer group); earnings per share; earnings before interest, taxes, depreciation or amortization (or any combination thereof); direct margin; expense reduction; customer satisfaction survey results; employee satisfaction survey results; member retention; net income; operating income; revenues; profit margin; cash flow(s); financial return ratios; return on equity; and strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period.

2.	Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Applicable Period.

VI.    INDIVIDUAL AWARD OPPORTUNITIES

1.	Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made.

2.

Incentive Payments.    Payments under Individual Award Opportunities shall be in cash or in shares of Common Stock and, unless a participant elects to defer receipt of a payment, shall be made at the time determined by the Committee after the end of the Performance Period for which the awards are payable, except that no such payment shall be made unless and until the Committee, based on the

Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied. Notwithstanding the foregoing sentence, all payments other than payments the Committee in its discretion decided to make at a later date or a Participant elected to defer, shall be made no later than 2 1/2 months after the end of the Performance Period.

VII.    GENERAL PROVISIONS

1.	Plan Amendment or Termination. The Committee at any time may amend or terminate the Plan, subject to any shareholder approval required by law, provided that, without the Participant’s written consent, no such amendment or termination shall adversely affect the right of any Participant to receive a payment under any Individual Award Opportunity previously awarded to such Participant.

2.	Applicable Law. All issues arising under the Plan shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

3.	Tax Withholding. The Company shall have the right to withhold any and all federal, state and local taxes that the Company deems may be required to be withheld in respect of any payment under any Individual Award Opportunity.

4.	No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

5.	Other Plans. Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.	Costs and Expenses. All administrative costs and expenses of the Plan and the Individual Award Opportunities granted hereunder shall be borne by the Company.

7.	Non-Transferability of Rights. Except as and to the extent required by law, a Participant’s rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company or any of its subsidiaries.

8.	Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 1 of Article VII.

9.	Effective Date. The Plan is effective for Performance Periods commencing on or after January 1, 2006, subject to stockholder approval of the Plan. If approved, the Plan shall remain in effect until December 31, 2011, unless terminated earlier.